FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

Ampal-American Israel Corporation Announces

a Potential Sale of its Holdings in Am-Hal Ltd.

TEL AVIV, Israel, February 18, 2007 - Ampal-American Israel Corporation (Nasdaq:AMPL) announced today that it has reached a non binding letter of understanding with "Mishan" for a potential sale of all of its holdings in Am-Hal Ltd., a wholly owned subsidiary of Ampal.

The potential transaction is subject to the customary due diligence process, negotiation and signing of a definitive sale and purchase agreement, the approvals of the Board of Directors of Ampal and "Mishan" and the receipt of all necessary regulatory and governmental approvals and other customary conditions. There can be no assurance that the parties will consummate a transaction regarding Am-Hal.

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has interests in the Energy, Real Estate and other sectors. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements